Exhibit 10.3
AMENDMENT TO SUBLEASE BETWEEN
NOVAVAX, INC. AND STERILOX TECHNOLOGIES INC.
This Amendment, dated as of the 25th day of October 2006, is made by and between Novavax, Inc., a company organized under the laws of the State of Delaware, with its principal office at 508 Lapp Road, Malvern, PA, (“Novavax” or “Sublandlord”) and PuriCore Inc., formerly known as Sterilox Technologies, Inc. (“PuriCore” or “Subtenant”).
WHEREAS, Novavax and PuriCore have entered into a Sublease as of April 7, 2006 (“Sublease”);
WHEREAS, Novavax and PuriCore desire to amend the Sublease.
NOW THEREFORE, Novavax and PuriCore hereby agree to amend the Sublease as follows:
1.	All capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Sublease.

2.	PuriCore assumes all obligations and liabilities of Sterilox as Subtenant in the Sublease and references to Sterilox or Subtenant shall be deemed to be references to PuriCore.

3.	The Sublease Premises is expanded to include the offices on the second floor of the Premises, together with shared access to the Common Areas (the “Expansion Premises”) delineated on the attached Exhibit A-1 (approximately 7500 square feet). Sublandlord shall retain full use and access to the Common Areas and Storage delineated on Exhibit A-1.

4.	The Expansion Premises shall be Delivered, as defined below, to Subtenant on a rolling basis, office by office, based on the time over which Sublandlord vacates the offices in the Expansion Premises. Delivery or Delivered shall mean the date on which the obligations of Sublandlord to deliver all or part of the Expansion Premises have been met.

5.	Before Delivery shall be deemed to have occurred for any portion of the Expansion Premises, Sublandlord shall (a) leave each office vacant in a broom cleaned condition, and (b) notify Subtenant of such portion of the Expansion Premises that Sublandlord now deems Delivered including the square footage of such space.

6.	Subject to Paragraph 8 of this Amendment, Sublandlord anticipates that the initial Delivery of the first available office in the Expansion Premises (“Initial Delivery Date”) will begin on or about October 28, 2006. Sublandlord will continue to deliver offices to Subtenant until all offices in the Expansion Premises have been delivered (“Final Delivery Date”).

7.	The annual rent payable to Subtentant under this Amendment (“Expansion Subrent”) shall be twenty dollars ($20.00) per square foot of the Expansion Premises which have been Delivered to Subtenant until the Final Delivery Date. The final determination of the amount of square feet in any portion of the Expansion Premises before the Final Delivery Date shall be determined by the square foot allocations given to each office on the attached Exhibit A-1. The Expansion Subrent for the entire Expansion Premises following the Final Delivery Date through the remainder of the Term shall be monthly payments of Twelve Thousand Five Hundred Dollars ($12,500.00) and shall be payable in accordance with the terms governing Subrent under the Sublease. Subtenant shall have no obligation to pay any Expansion Subrent until at least one office of the Expansion Premises is Delivered to Subtenant in the manner set forth in Paragraph 5 above.

8.	This Amendment is contingent upon (a) the prior written approval of the Prime Landlord (the “Landlord Consent”) and (b) Sublandlord’s final execution of a Lease or Sublease for office, laboratory, and manufacturing space in connection with its proposed relocation to the State of Maryland (the “Relocation Lease”). If Sublandlord fails either (a) to obtain the Landlord Consent or (b) to execute a Relocation Lease on or before November 1, 2006, this Amendment may be terminated in writing by either Sublandlord or Subtenant and neither Subtenant or Sublandlord shall have any further liability in connection with this Amendment. Subtenant shall not be obligated to deliver any of the Expansion Premises unless or until it executes the Relocation Lease.

9.	The obligation of Sublandlord in Section 6(c) of the Sublease to provide reception services is hereby removed. Notwithstanding the foregoing, Subtenant shall be obligated to pay the Additional Rent of $1.75 per rentable square foot to Subtenant for Common Areas, cafeteria, bathrooms and first floor service rooms as set forth in Section 6 (c) of the Sublease.

10.	Notwithstanding Section 8 of the Sublease, Sublandlord’s execution of the Relocation Lease, subject to the provisions of this Section 10, Subtenant shall be entitled to 100% of the area of the existing monument road sign, and Sublandlord shall release any rights to use any portion of such sign for the remainder of the Term, provided that Novavax shall have the right to place its name on the front door and at the front entrance, subject to approval, if required, of the Prime Landlord. If Novavax is not permitted to place its name on the front door and at the front entrance, then, notwithstanding any other provision of this Section 10, Novavax shall be entitled to utilize 20% of the area existing monument road sign for its name. Sublandlord shall remove any of its existing signage at Sublandlord’s sole cost and expense within 30 days of execution of the Relocation Lease. Subtenant shall be responsible for any modifications to such sign at Subtenant’s sole cost and expense after Sublandlord removes its signage as set forth above.

11.	Sublandlord represents and warrants to Subtenant that: (i) Sublandlord has paid to Prime Landlord any and all sums owed to Prime Landlord under the Prime Lease as of the date of this Amendment; (ii) neither Prime Landlord nor Sublandlord is in default under the Prime Lease, and there exists no state of facts and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Prime Landlord or Sublandlord under the Prime Lease; (iii) no part of the Security Deposit has been applied by Prime Landlord to satisfy Sublandlord’s obligations under the Prime Lease; (iv) to Sublandlord’s knowledge, the Expansion Premises is in good condition and repair; and (v) Sublandlord has no knowledge of any environmental condition that affects the use or operation of the Expansion Premises in any way. Other than the foregoing representations and warranties concerning the Sublease Premises, Subtenant hereby acknowledges that Subtenant is accepting the Expansion Premises in its “as is” condition, without any representations and warranties by Sublandlord.

12.	Except as expressly set forth herein, all other terms and conditions of the Sublease shall remain in full force and effect and shall be fully applicable to the Expansion Premises.

13.	This Amendment may be executed in counterparts, each of which, when taken together as a whole, shall constitute one and the same instrument.

14.	This Sublease shall be construed and governed by the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties have caused this Sublease to be duly executed as of the date first above written.

WITNESS:	SUBLANDLORD:

Novavax, Inc.
By: /s/ Raymond J. Hage
Name: Raymond J. Hage
Title: Sr. VP & Chief Operating Officer

WITNESS:	SUBTENANT:

PuriCore, Inc.
By: /s/ Greg Bosch
Name: Greg Bosch
Title: President & CEO